Exhibit 10.1

Fiscal Year 2019 Long-Term Incentive Awards for Pier 1 Imports, Inc.
Named Executive Officers
June 29, 2018

Named Executive Officer	Time-Based Restricted Stock*	Performance-Based Restricted Stock (EPS as adjusted)*
Alasdair B. James President and Chief Executive Officer	250,000	500,000
Nancy A. Walsh Executive Vice President and Chief Financial Officer	104,545	209,090
Michael R. Benkel Executive Vice President, Global Supply Chain	49,090	98,182
Bhargav J. Shah Senior Vice President, Chief Information Officer	57,954	115,910
Darla D. Ramirez Principal Accounting Officer and Vice President – Controller of Pier 1 Imports, Inc.’s Operating Subsidiaries	22,500	15,000

*All equity awards were granted effective June 29, 2018 under the Pier 1 Imports, Inc. 2015 Stock Incentive Plan, as amended. The Performance-Based (EPS as adjusted) restricted stock award is shown at maximum performance.